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                                                                  EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                           FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            COMBINATORX, INCORPORATED

         CombinatoRx, Incorporated, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify that:

         FIRST. The amendment to the Corporation's Fourth Amended and Restated Certificate of Incorporation set forth below was duly adopted by the directors and by written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), and written notice of the adoption of this Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

         SECOND. Article III of the Fourth Amended and Restated Certificate of Incorporation, as amended, is hereby amended by inserting the following at the end thereof:

         Immediately upon the filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME"), each share of Common Stock outstanding at the Effective Time shall be, without further action by the Corporation or any holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 4/7 (four-sevenths) (the "STOCK SPLIT RATIO"). Each certificate then outstanding representing shares of Common Stock shall automatically represent from and after the Effective Time, that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by the Stock Split Ratio (4/7). In addition, in accordance with Section 4(d)(iv) of Article III(B), the Applicable Conversion Value for the Series Preferred Stock shall be divided by the Stock Split Ratio (4/7).

         Notwithstanding the foregoing, in the event that the conversion of the Common Stock described above would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the conversion shall be such that the shares of Common Stock issued as a result of the conversion shall be the integral multiple of one closest to the product of the Stock Split Ratio and the number of shares of Common Stock held by such holder, with fractions of 0.50 and greater being rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one. No consideration will be paid in lieu of fractional shares that are rounded down.




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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its President this 11th day of February, 2005.

                                            CombinatoRx, Incorporated


                                            By: /s/ Alexis Borisy
                                                ------------------------
                                                Alexis Borisy
                                               President